EXHIBIT 99.1

  Virage Logic Expects Fourth-Quarter Fiscal 2004 Results to Exceed
                        Prior Business Outlook

    FREMONT, Calif.--(BUSINESS WIRE)--Oct. 14, 2004--Virage Logic Corporation (Nasdaq:VIRL), a leading provider of semiconductor IP platforms, today announced its expectation that financial results for the fourth fiscal quarter ended September 30, 2004 will exceed the company's previously disclosed business outlook.
    For the fourth quarter, the company currently anticipates revenues of approximately $15.0 million to $15.2 million, with royalties contributing approximately $3.1 million. As a result, Virage Logic expects to report net income under generally accepted accounting principles (GAAP) of approximately $0.06 per share. The company had previously disclosed its business outlook on July 20, 2004 in conjunction with third fiscal quarter results. At that time, the company's business outlook called for total revenues of approximately $15.0 million, including royalties of about $2.1 million, and for GAAP net income of approximately $0.04 per share. For the fourth quarter of fiscal 2003, Virage Logic reported revenues of $9.9 million, including royalties of $1.3 million, and a GAAP net loss of $0.03 per share.
    "During the fourth quarter, we continued to make progress against our stated goal of growing the company in a profitable manner," said Adam Kablanian, Virage Logic's president and chief executive officer. "We expect our top-line results to slightly exceed our prior business outlook, with more significant positive impact on our bottom line. We anticipate that this will be a result of stronger than expected royalty revenues, which are highly profitable, coupled with reasonable expense controls, as we continue to make strategic investments in future growth opportunities."
    Virage Logic cautions that its anticipated results are preliminary, based on the best information currently available, and subject to the closing of its financial records and customary quarterly accounting procedures. The company plans to report its final results for the fourth fiscal quarter after the close of market on October 28, 2004.

    About Virage Logic

    Founded in 1996, Virage Logic Corporation (Nasdaq:VIRL) quickly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Virage Logic has evolved to become a global leader in semiconductor IP platforms comprising embedded memory, standard cells, and I/Os primarily for the consumer, communications and networking, handheld and portable, and computer and graphics markets. Virage Logic's highly differentiated product portfolio provides foundries, integrated device manufacturers (IDMs) and fabless customers with key competitive advantages including higher performance, lower power, higher density and optimal yield. The company's comprehensive quality efforts are validated in its FirstPass-Silicon Characterization lab which ensures high quality, reliable IP across a wide range of foundries and process technologies. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to the company's expected revenues, royalties and net income for the fourth fiscal quarter of 2004; expense controls; and other trends in its business. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's year-end closing process, Virage Logic's ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; Virage Logic's ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company's ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2003, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

    All trademarks are the property of their respective owners and are protected herein.

    CONTACT: Virage Logic Corporation
             Mike Seifert, 510-360-8025
             michael.seifert@viragelogic.com